Exhibit 99.1

              VALLEY NATIONAL GASES REPORTS RECORD QUARTER EARNINGS

    WASHINGTON, Pa., October 23 /PRNewswire/ -- Valley National Gases Incorporated (Amex: VLG) reported today that net earnings for the first quarter of fiscal year 2007 was $0.33 per diluted share, as compared to $0.21 per diluted share for the same period last year. Sales for the first quarter were $50.6 million, a 21.5% increase over the same quarter last year.

    Valley National Gases' Vice Chairman and Chief Executive Officer, William A. Indelicato, commented, "Our twelfth consecutive record quarterly performance was primarily the result of our continuing efforts to improve product margins and leverage operating, distribution and administrative expenses. Another contributing factor was increased hard-goods and packaged gas sales in many of our markets. Excluding our most recent acquisitions of Plymouth Wayne, Reynolds, United Propane and Industrial Air Products, hard goods sales were 9.4% higher and packaged gas sales were 8.1% higher than last year's comparable quarter. We attribute the majority of these increases to sustained economic activity in these markets. A portion of the sales increase was from increased sales prices resulting from vendor cost increases."

    Mr. Indelicato further commented: "Our operating, distribution and administrative expense leverage continues to show impressive improvement. For the quarter just completed, operating, distribution and administrative expenses were at 33.4% of sales, as compared to 37.1% in the first quarter last year and 37.1% in the fourth quarter last year. Our associates did an outstanding job controlling expenses in the quarter. Income from operations increased 51.2% to $6.5 million or 12.8% of sales compared to $4.3 million or 10.3% of sales in the prior year comparable quarter. Positive results from acquisitions and improved same store performance account for this extraordinary improvement."

    Net sales increased $8.9 million for the quarter, compared to the prior year first quarter, with acquisitions contributing approximately $6.4 to the growth. Hard-goods sales increased by $4.2 million, or 25.2% while packaged gases, including cylinder rent, increased by $4.1 million, or 23.6% and propane sales increased $0.7 million, or 8.7% compared to the first quarter last year.

    Operating, distribution and administrative expenses in the aggregate, increased by $1.4 million for the quarter, compared to the same quarter last year primarily as a result of acquisitions.

    Depreciation and amortization expense was $2.3 million in the quarter, an increase of $0.2 million or 12.0% compared to last year's first quarter due to increased fixed assets and amortizable intangible assets resulting from acquisitions.

    Interest expense increased $0.3 million for the quarter primarily as a result of increased outstanding debt due to recent acquisitions and increased interest rates in comparison to last years first quarter.

    The Company's effective tax rate increased from 39.0% for the prior year first quarter to 39.2% for the current year.

    Valley National Gases, with headquarters in Washington, PA, is a leading packager and distributor of industrial, medical and specialty gases, welding equipment and supplies, propane and fire protection equipment. Valley National Gases operates seventy-five locations in fourteen states, with eight production and distribution centers in the eastern United States. The Company will host a conference call on October 24, 2006 at 11:00 a.m. The teleconference will be available by calling 866-503-1965. Ask to be connected to the Valley National Gases conference call. A replay of the teleconference will be available for one week. To listen, call 800-633-8284 and enter reservation number 21307158. The first quarter earnings release will be available on the Investor Information page on the Company's website at http://www.vngas.com/

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Valley National Gases Incorporated contained in this release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "should," "likely," "expects," "anticipates," "estimates," "believes" or "plans," or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Valley that could cause such material differences are identified and discussed from time to time in Valley's filings with the Securities and Exchange Commission, including Valley's ability to evaluate, negotiate, complete and integrate acquisitions, finance and manage future growth, maintain supply and customer relationships, retain key employees and comply with financial covenants in its credit facility; the prices and markets for gases, including propane; economic factors such as the level of economic activity nationally and in the regions Valley serves and political and economic conditions generally; the continued execution of operating improvements; competition; and the outcome of litigation relating to product liability, employment law and other claims.

    Valley undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Valley makes on related subjects in future reports to the SEC.

                       VALLEY NATIONAL GASES INCORPORATED
                       CONSOLIDATED STATEMENT OF EARNINGS
                  (Amounts in thousands except per share data)
                                   (Unaudited)

                                                          Three Months Ended
                                                             September 30,
                                                        -----------------------
                                                           2006         2005
                                                        ----------   ----------
Net Sales                                               $   50,611   $   41,663
Cost of products sold, excluding depreciation               24,975       19,916
Operating, distribution and administrative (1)              16,881       15,474
Depreciation                                                 2,035        1,792
Amortization of intangibles                                    240          239
Loss (Gain) on disposal of assets                                9          (37)
Total costs and expenses                                    44,140       37,384
Income from operations                                       6,471        4,279
Interest expense                                             1,146          891
Other income, net                                              179          207
Earnings before minority interest                            5,504        3,595
Minority interest                                              158          257
Net earnings before taxes                                    5,346        3,338
Provision for income taxes                                   2,096        1,302
Net earnings                                            $    3,250   $    2,036

      Basic earnings per share                          $     0.34   $     0.21
      Diluted earnings per share                        $     0.33   $     0.21
      Weighted average shares
          Basic                                              9,667        9,576
          Diluted                                            9,841        9,721

(1) Operating, distribution and administrative expenses for the three months ended September 30, 2006 include a reduction of $0.6 million in rent expense, partially offset by other expenses of $0.3 million as a result of consolidating under FIN46R, Variable Interest Entities owned by a related party that leases properties to Valley.

     Operating, distribution and administrative expenses for the three months ended September 30, 2005 include a reduction of $0.6 million in rent expense, partially offset by other expenses of $0.2 million as a result of consolidating under FIN46R, Variable Interest Entities owned by a related party that leases properties to Valley.

SOURCE  Valley National Gases Incorporated
    -0-                             10/23/2006
    /CONTACT: James P. Hart of Valley National Gases, +1-724-228-3000, or j_hart@vngas.com/
    /Web site:  http://www.vngas.com /
    (VLG)